Exhibit 10.2
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”), dated as of September 9, 2008 (the “Effective Date”), is entered into by and between PolyOne Corporation, an Ohio corporation (the “Company”), and W. David Wilson (“Consultant”).
RECITALS
     WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business;
     WHEREAS, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Effective Date; and
     NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Consulting Services.
          (a) Capacity. The Company hereby retains Consultant on a non-exclusive basis with respect to the business of the Company and its subsidiaries for the purpose of providing consulting services and deliverables related to such project or projects designated by the Compensation and Governance Committee of the Board of Directors of the Company (the “C&G Committee”) (collectively, the “Project”) at the request of the Company (the “Project Consulting Services”). In addition to the Project Consulting Services, Consultant shall provide Company with other consulting services at the request of the Company (the “Additional Consulting Services”). Consultant hereby accepts such position upon the terms and the conditions set forth herein, and shall perform such duties as may be mutually agreed upon by the Company and Consultant.
          (b) Term and Operation. This Agreement will commence on the Effective Date and shall continue until, and shall end upon, December 31, 2008. Notwithstanding the foregoing, this Agreement may be terminated by either party in writing upon fifteen (15) days written notice to the other party. This Agreement will terminate automatically on the death of Consultant.
          (c) Compensation.
     (i) In consideration of Consultant’s performance of the Project Consulting Services, the Company shall make a lump sum payment to Consultant upon the successful completion of the Project and no later than March 15, 2009, in an amount determined by the C&G Committee, or its delegate, in its sole discretion; provided however, notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to make such lump sum payment to

Wilson Consulting Agreement

Consultant is contingent upon Consultant’s reaffirmation of the release set forth in the Severance Agreement and Release, dated as of August 18, 2008 by and between the Company and Consultant (the “Release”).
     (ii) In consideration of Consultant’s performance of the Additional Consulting Services, during the term of this Agreement the Company shall pay Consultant at a rate of $190.00 per hour, such amount to be paid in installments based on the Company’s practices as may be in effect from time to time.
          (d) Reimbursement of Expenses. In the event that the Company requests that Consultant perform Project Consulting Services or Additional Consulting Services outside the area where Consultant resides and travel is pre-approved, the Company shall compensate Consultant for reasonable and documented travel expenses in accordance with and to the same extent employees of the Company are reimbursed under the Company’s Travel and Expense Policy. Consultant shall make and retain accurate records of disbursements and expenses and shall make the records available to the Company for inspection upon request. Consultant shall invoice the Company every month for his expenses. Invoices shall be submitted to Kenneth M. Smith, Senior Vice President and Chief Human Resources Officer, for payment authorization.
     2. Confidentiality; Competitive Activity; Nonsolicitation. Consultant acknowledges that Sections 8, 9 and 10 of the Release set forth certain restrictive covenants that prohibit Consultant from disclosing confidential information, engaging in competitive activity and/or soliciting employees of the Company (the “Restrictive Covenants”). Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any payment under subparagraphs 1(c) and 1(d) if Consultant breaches any of the Restrictive Covenants.
     3. Independent Contractor. During the term of this Agreement, Consultant will at all times be and remain an independent contractor. Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company.

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     4. Inventions and Works for Hire. Consultant acknowledges that all work created by him in the performance of his services hereunder on behalf of the Company constitutes intellectual property of the Company or its assignees. Consultant hereby grants to the Company or its assignees full ownership to all work product created in performance of his consulting duties for the Company. The work product shall become confidential information of the Company and protected accordingly. Types of work product include without limitation: ideas, concepts, data, designs, and compilations, authored or conceived by Consultant in the course of this Agreement. Consultant will cooperate with the Company to review and sign such documents provided by the Company as are necessary for the Company to seek copyright or patent protection relating to such work product.
     5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
     6. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     7. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
     8. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
     9. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Ohio. Consultant agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Consultant based on or arising out of this Agreement and Consultant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Consultant; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

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     10. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

POLYONE CORPORATION
By:
	Name:	Kenneth M. Smith
	Title:	Senior Vice President, CIO & CHRO

W. David Wilson

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